Exhibit 5.1

[Meritz & Muenz LLP. letterhead]
August 24, 2009

Board of Directors
iVoice, Inc.
750 Highway 34
Matawan, NJ  07747

Gentlemen:

You have requested our opinion, as counsel for iVoice, Inc., a New Jersey corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the registration of 1,035,850,000 shares (the "Registered Shares") of Class A Common Stock, no par value per share (the "Common Stock") regarding 520,425,000 of the Registered Shares that have been or will be issued pursuant to the iVoice, Inc. 2005 Incentive Stock Plan and 520,425,000 of the Registered Shares that have been or will be issued pursuant to the iVoice, Inc. 2008 Directors’ and Officers’ Incentive Stock Plan

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion.  It is our opinion that when there has been  compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and non-assessable pursuant to applicable New Jersey law and the regulations promulgated by the Securities and Exchange Commission under the Act, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully yours,

Meritz & Muenz LLP.

By:  s/Lawrence A. Muenz
Lawrence A. Muenz
Partner